Exhibit 99.2
FOR IMMEDIATE RELEASE:
March 13, 2006
Press Contacts:
Activant
Jane Gideon, Incendio International for Activant Solutions
415-682-9292, jane@incendiopr.com
Hellman & Friedman
Steve Bruce, Abernathy MacGregor Group
212-371-5999, sb@abmac.com
Thoma Cressey
Jill Lewis, Jill Lewis Communications Inc.
312-286-1713, jill@jilllewiscommunications.com
ACTIVANT ANNOUNCES AGREEMENT TO BE ACQUIRED BY HELLMAN & FRIEDMAN AND THOMA CRESSEY
AUSTIN, Tex, March 13, 2006 — Activant Solutions Inc., a leading provider of vertical business management solutions, today announced that it has signed a definitive agreement to be acquired by funds affiliated with private equity investment firm Hellman & Friedman LLC and private equity investment firm Thoma Cressey Equity Partners. The firms will acquire Activant Solutions Holdings Inc and all its subsidiaries from investment funds affiliated with HM Capital Partners LLC, which have approved the transaction.
Activant is a premier technology provider of vertical business management solutions serving small- and medium-sized retail and wholesale distribution businesses. Activant provides customers with software, professional services, content, supply chain connectivity, and analytics. More than 30,000 customer locations use an Activant solution to manage their day-to-day operations.
“Over the past year, Activant has been on a steady and fast-paced climb in the market through organic growth and acquisitions,” said Larry Jones, CEO of Activant Solutions. “While we have looked at a number of strategic options to best position the company for the future, we believe we have found the right partners in Hellman & Friedman and Thoma Cressey to continue the company’s success.”

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David Tunnell, managing director of Hellman & Friedman, said, “We are very impressed with Activant’s market leading position, vertical market expertise, and strong management team. Activant exemplifies the type of company in which we like to invest. We look forward to supporting the company in continuing to build upon its foundation of high-quality customer relationships and strong business franchise.”
“We believe there are significant opportunities to continue and even accelerate Activant’s growth trajectory by working in partnership with management to execute on its established business plan,” said Orlando Bravo, managing partner of Thoma Cressey Equity Partners.
The transaction is subject to customary regulatory approvals, as well as satisfaction of other customary closing conditions, and is expected to close during Activant’s third fiscal quarter ending June 30, 2006. Activant’s existing indebtedness will be refinanced in connection with the transaction.
About Hellman & Friedman LLC
Hellman & Friedman LLC is a San Francisco-based private equity investment firm with additional offices in New York and London. Since its founding in 1984, the Firm has raised and through its affiliated funds managed over $8 billion of committed capital. The Firm’s strategy is to invest in superior business franchises and to be a value-added partner to management in select industries including financial services, media, professional services, energy, and information services and software. The Firm is one of the leading private equity firms in vertical market software businesses. Hellman & Friedman has invested in several of these businesses, including Blackbaud (BLKB), Mitchell International, Inc., and Vertafore, Inc. For more information on Hellman & Friedman, visit www.hf.com.
About Thoma Cressey Equity Partners
Thoma Cressey Equity Partners is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 25 years. In the software industry, Thoma Cressey has amassed a portfolio of software earnings in excess of $150 million. Thoma Cressey’s investment focus is on companies in the software, healthcare, business services and consumer products industries. Thoma Cressey currently manages approximately $2 billion of equity capital. For more information on TCEP, visit www.thomacressey.com.

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About Activant Solutions
Activant Solutions Inc. (“Activant”) is a leading technology provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket.
Founded in 1972, Activant provides customers with tailored proprietary software, professional services, content, supply chain connectivity, and analytics. More than 30,000 customer locations use an Activant solution to manage their day-to-day operations.
Headquartered in Texas, Activant has operations in California, Colorado, Connecticut, Illinois, New Jersey, Pennsylvania, South Carolina, Utah, Canada, France, Ireland, and the United Kingdom. For more information on Activant Solutions, please visit www.activant.com.
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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements as to industry trends, future products or services, and products or service line growth or performance. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to unrealized market demand for our services, the ability to retain the people performing services, and those risks and uncertainties identified in Activant’s most recent Annual Report on Form 10-K which has been filed with the United States Securities and Exchange Commission. Activant assumes no duty to update information contained in this document at any time.